Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-64659) pertaining to Bluegreen Corporation 1995 Stock Incentive Plan, Bluegreen Corporation 1998 Non-employee Director Stock Option Plan and Bluegreen Corporation Retirement Savings Plan,

(2)	Registration Statement (Form S-8 No. 333-127114) Bluegreen Corporation 2005 Stock Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-151121) Bluegreen Corporation 2008 Stock Incentive Plan

pertaining to the Employees’ Bluegreen Corporation Retirement Savings Plan of our report dated June 26, 2009, with respect to the financial statements and schedule of the Bluegreen Corporation Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP
Certified Public Accountants

West Palm Beach, Florida

June 26, 2009

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